Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Retirement of Regional President

REDDING, California, December 22, 2014 / Globe Newswire — Randall S. Eslick, President and Chief Executive Officer of Bank of Commerce Holdings (NASDAQ:BOCH) (the “Company”), a $978 million bank holding company and parent company of Redding Bank of Commerce (the “Bank”), today announced the retirement of Patrick J. Moty, Executive Vice President and Regional President of Redding Bank of Commerce, effective December 31, 2014.

Mr. Moty has been with the Company since 1985 and currently serves as Executive Vice President and Regional President of Redding Bank of Commerce, a position he has held since November 2013. Mr. Moty previously served as President and Chief Executive Officer of the Company from August 2007 to November 2013. Prior positions held include Executive Vice President and Chief Credit Officer, Senior Vice President and Senior Lending Officer, and various other roles over the last 29 years. Prior to joining the Company in 1985, Mr. Moty began his banking career in 1981 as a lender for a large financial institution.

Reflecting on his 33 years in banking, Mr. Moty said, “I was born and raised in Redding, and feel extremely fortunate to have spent almost my entire career with Redding Bank of Commerce. My family and I have immense gratitude for the many career opportunities and personal relationships that have been afforded to us being part of this special organization. I leave with the fullest confidence that the Company is well positioned with competent, quality individuals, and on the proper track for continuing success."

"On behalf of our Board of Directors and the management team, we are very grateful for all of Pat’s efforts and contributions during his career at Redding Bank of Commerce. We wish him and his family the very best in his retirement years,” said Mr. Eslick.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Redding, California and is the parent company for Redding Bank of Commerce which operates under two separate names (Redding Bank of Commerce and Sacramento Bank of Commerce, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through four offices located in Northern California. The Bank opened on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH.”

Investment firms making a market in BOCH stock are:

Raymond James Financial John T. Cavender 555 Market Street San Francisco, CA 94105 (800) 346-5544	Sandler O’Neill + Partners, L.P. Brian Sullivan 1251 Avenue of the Americas, 6th Floor New York, NY 10022 (212) 466-8022

McAdams Wright Ragen, Inc. 1211 SW Fifth Avenue, Suite 1400 Portland, OR 97204 (866) 662-0351 Stifel Nicolaus	Joey Warmenhoven Perry Wright 1255 East Street, Suite 100 Redding, CA 96001 (530) 244-7199

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (530) 722-3900

Samuel D. Jimenez, Executive Vice President and Chief Operating Officer

Telephone Direct (530) 722-3952

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (530) 722-3908

Andrea Schneck, Vice President and Senior Administrative Officer

Telephone Direct (530) 722-3959